Exhibit 13.12

WELCOME! No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy Props Tokens can be accepted and no part of any purchase price can be received until an offering statement is qualified pursuant to the Securities Act of 1933, as amended, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. A person’s indication of interest involves no obligation or commitment of any kind. This communication contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. In some cases, you can identify forward-looking statements by the following words: “will,” “expect,” “would,” “intend,” “believe,” or other comparable terminology. Forward-looking statements in this document include, but are not limited to, statements about our plans for developing the platform and future utility for the Props Token, future qualification of our Reg A+ offering and launch of our network, and collaborations and partnerships. These statements involve risks, uncertainties, assumptions and other factors that may cause actual results or performance to be materially different. We cannot assure you that the forward-looking statements will prove to be accurate. WELCOME! Protests in San Francisco, day of Uber IPO PROPS Turning Social Capital to a Stake in the Network Rewarding power users strengthens network & results Retention Rate Compensated creators Uncompensated creators Months since first broadcast ~2.5X the average lifetime of all content creators (based on YouNow pilot) By rewarding the top 15% of the users: ~150X* the amount of users who are receiving rewards / value back.PROPS by younow < * Estimated results PEERSTREAM Props Token: turns social capital to a stake in the network 1. Hold for in-app beneﬁts (“Discount Token”) 2. Earn by validating, staking coming soon (“Work/Staking Token”) 3. Transfer value - to a lesser extent (“Payment Token”) * Launch with select validators before enabling anyone to bond Props and earn validation rewards PROPS Turning Social Capital to a Stake in the Network Use case: Social capital mined on YouNow = Props earned 5 Daniel Blanche Grandfathering Props-status for 46M registered users Going forward, Props replace levels entirely Holding Props = Keeping status & beneﬁts * https://www.eugenewei.com/blog/2019/2/19/status-as-a-service Protocol Rewards to be minted to network contributors over years Validator 1 Validator 2 Validator n Protocol Rewards Engine (Ethereum) YouNow PalTalk Camfrog App n Users * Intended Design PropsChain: layer 2 on top of Ethereum for data transactions at scale Validator 1 Validator 2 Validator n PropsChain (Hyperledger) data Protocol Rewards Engine (Ethereum) data YouNow PalTalk Camfrog App n Users * Intended Design CoinFund Reg A+